UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           May 31, 2022

Superior Group of Companies, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd.,Seminole,Florida (Address of principal executive offices)		33772 (Zip Code)

Registrant's telephone number including area code:  (727) 397-9611

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SGC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2022, Andrew D. Demott, Jr. resigned from his position as Chief Financial Officer of Superior Group of Companies, Inc. (the “Company”) effective May 31, 2022 (the “Effective Date”). Mr. Demott remains the Chief Operating Officer (“COO”) and a director of the Company.

The Board appointed Michael Koempel as the Company’s new Chief Financial Officer effective on the Effective Date, in which role he will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Koempel previously was employed by IT’SUGAR®, one of the largest specialty candy retailers in the United States of America, where he served as chief operating officer since June 2021. Previously, Mr. Koempel was chief operating officer at Victoria’s Secret Lingerie, a multi-billion dollar e-commerce and store-based retailer specializing in lingerie and apparel, from April 2017 to August 2020. From 2007 to 2017, he served as chief financial officer of Mast Global, which is the supply chain division of L Brands Inc. (now named Bath & Body Works®). He also served in various other finance roles in his career. Mr. Koempel has extensive financial, operational, governance and strategic experience, including with scaling high-growth companies. Mr. Koempel holds a Bachelor of Business Administration from the University of Dayton and is a Certified Public Accountant (currently inactive). Mr. Koempel is 52 years of age.

Mr. Koempel does not have any familial relationships with any executive officer or director of the Company. The Company has not engaged in any prior transactions with Mr. Koempel requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Koempel’s appointment, the Company offered him an annual salary of $410,000. The offer letter states that Mr. Koempel is eligible to earn (i) performance-based incentive compensation in accordance with Company policy and practice as further described below and (ii) options to purchase a number of shares of the Company’s common stock to be determined by the Compensation Committee, with a fair value of at least $125,000 for the first grant expected for February 2023. On the Effective Date, Mr. Koempel also received (i) a sign-on bonus of $100,000 (subject to repayment if Mr. Koempel does not remain continuously employed by the Company or its affiliates for three years from the Effective Date) and (ii) an award of 6,666 shares of the Company’s restricted stock pursuant to the Company’s 2022 Equity Incentive and Awards Plan, which vest on the third anniversary of the Effective Date (subject to acceleration and other terms and conditions as set forth in the award agreement).

Mr. Koempel’s annual incentive compensation includes a target incentive amount (“TIA”) as a percentage of base salary equal to 43% (with the actual paid amount pro-rated for fiscal year 2022). In general, the annual incentive compensation ties incentive compensation to net earnings per share as reported in the Company’s audited financial statements adjusted for certain items (“BEPS”) and achievement of individual goals. Mr. Koempel’s BEPS level for 100% payout of the TIA for fiscal year 2022 is expected to be equal to $2.03 per share. However, the offer letter states that, for 2022 only, Mr. Koempel will receive a guaranteed bonus of at least $100,000. The description of the Company’s annual incentive bonus program for 2022 is incorporated herein by reference to the section “Executive Compensation – Compensation Discussion and Analysis – The Elements of Compensation – Annual Incentive Bonus” in the Company’s proxy statement on Schedule 14A filed on March 31, 2022.

The offer letter also specifies that Mr. Koempel will be eligible to participate in health and welfare benefits generally available to employees of the Company, and provides for reimbursement of up to $125,000 in relocation expenses. Finally, the offer letter provides that either party can terminate the relationship at any time with or without cause and with or without notice.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of the Company, dated May 31, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SUPERIOR GROUP OF COMPANIES, INC.

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Chief Operating Officer

Date: June 1, 2022